Rule 10b5-1 Stock Purchase Plan

      This Rule 10b5-1 Stock Purchase Plan (this “Purchase Plan”), is entered into on ___________, 2008 by and among Daewoo Securities Co., Ltd. (the “Broker”), Korea Milestone Acquisition Corporation, a Cayman Islands company (the “Company”), Dawin Technology, Inc. (“Dawin”) and Sang-Chul Kim (“Kim”, and collectively with Dawin, the “Purchaser”).

      WHEREAS, Purchaser desires to establish a plan that qualifies for the affirmative defense and safe harbor provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to purchase warrants to purchase ordinary shares (the “Warrants”), of the Company, as described in the Company’s Registration Statement on Form F-1 relating to the initial public offering of the Company (the “IPO”).

WHEREAS, Purchaser desires to engage Broker as its exclusive agent to purchase Warrants on its behalf in accordance with this Purchase Plan;

WHEREAS, Purchaser has established or, prior to effecting transactions under this Purchase Plan will establish, an account (the “Account”) with Broker by executing an account agreement and all other necessary ancillary documents with Broker; and

      NOW, THEREFORE, Broker, the Company and Purchaser hereby agree as follows:

1.     Engagement of Broker

      During the term of this Purchase Plan, Broker shall act as Purchaser’s exclusive agent to purchase Warrants pursuant to this Purchase Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2.     Trading Instructions

       (a)     Broker is authorized to begin purchasing up to 5,000,000 Warrants as agent for Purchaser as set forth herein pursuant to this Purchase Plan on the earlier of (i) ten (10) months from the effective date of the prospectus related to the IPO and (ii) the Company’s filing of a Form 6-K containing the proxy statement relating to the Company’s initial business combination (the “Commencement Date”). Broker shall cease purchasing Warrants sixty (60) calendar days after the Commencement Date or on the Termination Date (as defined below), whichever is earlier. The period beginning on the Commencement Date and ending on the Termination Date is referred to herein as the “Plan Period”.

       (b)     In accordance with Broker’s customary procedures, Broker will deposit Warrants purchased hereunder into the Account against payment to Broker of the purchase price therefor and commissions and other fees in respect thereof.

       (c)     Broker will notify Purchaser of all transactions executed under this Purchase Plan pursuant to customary trade confirmations, which shall be provided within 24 hours of each transaction to Purchaser, SoftForum Building, 8th Floor, 545-7 Dogokdong, Gangnam, Seoul, Korea, 135-170, Attn: Sang-Chul Kim, by facsimile at (82) (2) 2177-9696 and confirmed by telephone at (82) (2) 575-0466, with a copy to Kenneth R. Koch, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017.

       (d)     (i)     On each day on which the NASDAQ Stock Market (the “Exchange”) is open for trading (each, a “Business Day”), Broker shall use commercially reasonable efforts to purchase, as agent and for the account of Purchaser, up to 5,000,000 Warrants at a price of US$2.30 per Warrant.

                (ii)     Purchaser shall pay to Broker a commission of US$0.03 per Warrant so purchased.

(e)     Broker will make, keep and produce promptly upon request a daily time-sequenced schedule of all Warrant purchases made under this Purchase Plan, on a transaction-by-transaction basis, including (i) size, time of execution and price of purchase; and (ii) the exchange, quotation system, or other facility through which the Warrant purchase occurred, which obligations are set forth under the heading “Daily Time-Sequenced Schedule Obligations” on Appendix A hereto.

(f)     Purchaser agrees that this Purchase Plan constitutes an irrevocable “good till cancel” limit order to purchase Warrants at US$2.30 per Warrant pursuant to the terms of this Purchase Plan.

(g)    The Account shall be a non-hypothecated, delivery versus payment account, such that the Warrants and payment for such Warrants are due and exchanged simultaneously.

3.     Funding of Account

(a)      Purchaser agrees to fund the Account with at least eleven million five hundred U.S. dollars (US$11,500,000) by depositing a cash amount of twelve billion Korean won (KRW12,000,000,000) and cash-equivalent securities and certificates of deposit equal to seven billion Korean won (KRW7,000,000,000) as set forth in Appendix B (the “Full Commitment”) no later than the Effective Date of the Company’s Registration Statement on Form F-1 in connection with the IPO (the “Effective Date”). Pursuant to Article 44-3 of the Korean Securities and Exchange Act, funds in the Account shall be deposited by Broker with the Korean Securities Finance Corporation (the “KSFC”) clearly identified by Broker as property of Purchaser, pursuant to a trust arrangement under the Korean Trust Act for the purpose of ensuring, among other things, that funds in the Account are protected from creditor claims of either the Broker or the KSFC.

(b)     On the date that is two weeks prior to the Commencement Date (the “Conversion Date”), a sufficient portion of the funds in the Account shall be converted to U.S. dollars so that the Account is funded with fully collected U.S. dollars in the amount of US$11,500,000.

(c)     At such time after (i) funds in the Account are converted into US$11,500,000, and (ii) the Commencement Date, any amounts (in U.S. dollars or Korean won) in excess of US$11,500,000 may be withdrawn from the Account and returned to Purchaser or its affiliates by Broker.

(d)     Broker shall provide to Underwriter an account statement for the Account, (i) no later than the Effective Date that evidences the Full Commitment is in the Account and available for Warrant purchases as of that date and (ii) the next business day following the Conversion Date that evidences the Full U.S. Dollar Commitment (as defined below) in the Account and (iii) no later than twenty-four hours prior to the Commencement Date that evidences the Full U.S. Dollar Commitment in the Account. Other than withdrawals by Broker for the sole purpose of payment for Warrant purchases and as provided in this Section 3, no funds may be withdrawn from the Account prior to the Termination Date.

(e)     Purchaser irrevocably covenants to ensure that the Account shall have no less than:

(i) the Full Commitment, namely, US$11,500,000 (or its equivalent in Korean won or combination of U.S. dollars, Korean won and Certificates of Deposit) on the Effective Date;

(ii) US$11,500,000 (in U.S. dollars) commencing on the date that is two weeks prior to the Commencement Date and continuing through the Commencement Date (the “Full U.S. Dollar Commitment”); and

(iii) on any day within the term of the Purchase Plan, the product (in U.S. dollars) of US$2.30 times (5,000,000 Warrants less the number of Warrants purchased hereunder prior to that date) (such product, the “Remaining U.S. Dollar Commitment”).

Broker shall monitor the foreign currency exchange rate and value the account on a daily basis, and in the event the balance in the Account is less than the Full Commitment (the difference between the Remaining U.S. Dollar Commitment and the balance in the Account being referred to as a “Shortfall”), due to foreign currency exchange rate fluctuations or otherwise, Broker shall immediately notify Purchaser of such Shortfall by close of business on the day the Shortfall occurs. In the event of such Shortfall, Purchaser agrees and irrevocably covenants that it will immediately deposit to the Account, by close of business on the day that the Shortfall occurs, with respect to Shortfalls in (i) above, in U.S. dollars or its equivalent in Korean won, equal to the Shortfall in the Account, and with respect to Shortfalls in (ii) or (iii) above, U.S. dollar funds equal to the Shortfall in the Account, all with the purpose and intent of assuring that the Account is fully funded on the Effective Date, and from the Conversion Date to and through the Commencement Date to the Termination Date in U.S. dollars, and each purchase of Warrants by Broker pursuant to the Purchase Plan will be fully funded by the Remaining U.S. Dollar Commitment and each such purchase properly consummated concurrent with each such purchase.

(f)     In addition, each of Kim and Dawin does hereby personally guarantee for the benefit of Broker, Underwriter and the Company that the Account shall have no less than the Full Commitment until the date the Account is converted to the Full U.S. Dollar Commitment, which date shall be no later than two weeks prior to the Commencement Date. In the event any Korean won or Certificates of Deposit in the Account cannot be converted to U.S. dollars, due to fluctuations in the foreign exchange rate or otherwise, Purchaser shall, immediately on such date, provide to the Broker an amount in cash in U.S. dollars sufficient to ensure the Remaining U.S. Dollar Commitment is in the Account.

4.  Broker’s Discretion to Deviate from Trading Instructions

(a)     Subject to the Warrant Purchase Guidelines and other terms and conditions set forth in this Purchase Plan, Broker shall have full discretion with respect to the execution of all purchases, and Purchaser acknowledges and agrees that Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Warrants pursuant to this Purchase Plan.

(b)     Notwithstanding any provision herein to the contrary, including the provisions of Section 2(d)(i), in the event that, on any Business Day, in the opinion of Broker’s counsel, effecting purchases hereunder would result in a violation of applicable law or a breach of any contract to which Broker or its affiliates are a party or by which it or its affiliates are bound or such purchases would result in a violation of applicable law by Purchaser (collectively, “Restrictions”), Broker may refrain from purchasing Warrants or purchase fewer than the otherwise applicable number of Warrants to be purchased set forth in the Warrant Purchase Guidelines, as determined by Broker, in its discretion with regard to such Restrictions, provided, however, that as soon as such Restrictions are no longer in effect, Broker shall resume effecting purchases hereunder. In this connection, Broker may receive a notice from the Company indicating that Regulation M precludes purchases for a period of time and Broker shall suspend purchasing once it has received such a notice until such time as it receives an additional notice from the Company to the effect that such Restrictions under Regulation M have terminated.

5.     Termination Date

This Purchase Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:

(a)     the date on which Purchaser purchases 5,000,000 Warrants pursuant to this Purchase Plan; or

(b)     the date that Broker receives notice that Purchaser has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Purchaser and has not been dismissed within sixty (60) calendar days of its filing.

If Broker determines that any event specified in Paragraphs (a) or (b) of this Section 5 has occurred, Broker shall promptly notify Purchaser that this Purchase Plan has terminated pursuant to the terms of this Section 5 and the date of such termination.

6.     Representations, Warranties and Covenants

(a)     From the date hereof until the Termination Date, each of the Company and Purchaser agrees not to discuss with Broker the Company’s and/or a potential target company’s (a “Target”) business, operations or prospects or any other information likely to be related to the value of the Warrants or likely to influence a decision to buy Warrants. Notwithstanding the preceding sentence, with the approval of counsel to Broker, Purchaser and the Company may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Purchase Plan. Notwithstanding the first sentence in this paragraph, the Company and Purchaser shall jointly provide Broker with written notification of (i) the Commencement Date, and (ii) the mailing of a proxy or other solicitation materials to shareholders of the Target with respect to a vote on the business combination or any fact that would make purchases under this Purchase Plan unlawful pursuant to Regulation M or otherwise, as soon as such fact is known to the Company or Purchaser.

(b)      Each of Kim and Dawin represents and warrants to Broker that it has duly authorized this Purchase Plan and the transactions contemplated hereby.

(c)      Each of Kim and Dawin agrees that it will not, and the Company agrees with Broker that neither it nor any “affiliated purchaser” as defined in Rule 10b-18 will, make any purchases of blocks as described in the proviso in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the Commencement Date.

(d)      Each of Kim and Dawin represents and warrants to Broker that it is not aware of any material, nonpublic information concerning the Company or its securities (“Material, Nonpublic Information”) and is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(e)     Broker represents and warrants to the Company and each of Kim and Dawin that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material, Nonpublic Information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has Material, Nonpublic Information, as well as those that prevent such individuals from becoming aware of or being in possession of Material, Nonpublic Information.

(f)     From the date hereof until the Termination Date, each of Kim and Dawin agrees not to enter into any hedging transaction with respect to any Warrants.

(g)     Each of the Company, Kim and Dawin agrees that, during the period from the Commencement Date to the date falling that number of days following the Termination Date equal to the “restricted period” applicable to the Company, it will not engage in any “distribution” with respect to which the Warrants are a “covered security” (as such terms are defined in Regulation M) or any other activity that would prohibit the purchase of Warrants by Broker.

(h)     Each of the Company, Kim and Dawin represents and warrants that as of the time of execution of this Purchase Plan, it has not entered into any similar plan or agreement with respect to Warrants or any security or interest convertible into or exchangeable for Warrants. Each of the Company, Kim and Dawin agrees that without the prior written consent of Broker, it shall not, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Warrants (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), or any security convertible into or exchangeable for Warrants.

(i)     Each of the Company, Kim and Dawin agrees to inform Broker (i) of any purchases made during the Plan Period by an “affiliated purchaser” as defined in Rule 10b-18 promptly upon becoming aware of such purchases and (ii) if any “affiliated purchaser” intends to make any such purchases, promptly upon being informed of such intention.

(j)     Broker is aware of potential consequences in the event of a Shortfall in the Account or the failure to settle Warrant purchase requests from the Company’s Warrant holders, and covenants to take any steps necessary to correct a Shortfall in the Account and to ensure settlement of Warrant purchase requests.

(k)     Each of Broker, Kim and Dawin represents and warrants that it is aware that all the funds in the Account are held in the name of Dawin.

(l)     Each of Kim and Dawin represents and warrants that Dawin has the requisite authority to deliver the cash amounts and Certificates of Deposit to the Account for use as set forth in this Purchase Plan.

(m)     Each of Kim and Dawin covenants that it shall make no claim to recover any amount in the Account prior to the Termination Date of this Purchase Plan, and Dawin represents and warrants that its shareholders and creditors do not and will not have any claims to recover any amount in the Account prior to the Termination Date.

7.     Compliance with the Securities Laws

(a)     It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B), and the parties agree that this Purchase Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)     Broker agrees that the purchases of Warrants under this Purchase Plan shall comply with all applicable U.S. federal securities laws.

8.     Indemnification

(a)     Purchaser agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to (i) any material breach by the Company or Purchaser of this Purchase Plan (including the Company’s and Purchaser’s representations and warranties), and (ii) any violation by the Company or Purchaser of applicable laws or regulations with respect to the transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan. Purchaser will have no indemnification obligations hereunder in the case of gross negligence or willful misconduct of Broker or any other indemnified person or if Broker fails to comply with Section 7(b) hereof (unless such failure arises out of or is attributable to a breach by the Company or Purchaser of its representations, warranties or obligations hereunder), as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b)     Notwithstanding any other provision herein, no party hereto will be liable to the other for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(c)     The Company and Purchaser acknowledge and agree that Broker has not provided the Company or Purchaser with any tax, accounting or legal advice with respect to this Purchase Plan, including whether Purchaser would be entitled to any of the affirmative defenses under Rule 10b5-1.

9.     General

(a)     This Purchase Plan (including any Appendices, Annexes or Exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

(b)     Governing Law. This Purchase Plan shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. The parties hereto agree that any action, proceeding or claim against the undersigned arising out of or relating in any way to this Purchase Plan shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort, or otherwise) arising out of, connected with or relating to this Purchase Plan. Kim, Dawin and the Company each hereby appoints, without power of revocation, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., 666 Third Avenue, New York, New York 10017 Attn: Kenneth R. Koch, Esq. as his or its agent to accept and acknowledge on his or its behalf service of any and all process which may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Purchase Plan.

(c)     This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

(d)     This Purchase Plan may be executed in two or more counterparts and by facsimile signature.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

  DAEWOO SECURITIES CO., LTD.

  By:_______________________________

Name: Kim, Sung-Tae___________

Title: President and Chief Executive Officer

  KOREA MILESTONE ACQUISITION CORPORATION

  By:_______________________________

Name:_________________________

Title:__________________________

        PURCHASER:

  DAWIN TECHNOLOGY, INC.

  By:_______________________________

Name: ___________

Title:  ___________

_______________________________
Sang-Chul Kim

APPENDIX A

Daily Time-Sequenced Schedule Obligations

Obligor	Obligation
Broker	Broker is to make, keep and produce promptly upon request a daily time-sequenced schedule of all Warrant purchases made under this Purchase Plan, on a transaction-by-transaction basis, including:
• size, time of execution, price of purchase; and
• the exchange, quotation system, or other facility through which the Warrant purchase occurred.

All Warrant amounts and limit prices listed herein shall be increased or decreased to reflect stock splits should they occur.

APPENDIX B

Certificate of Deposit No.	Amount (Korean Won)

1022-100-XXXXXX	2,000,000,000
1022-900-XXXXXX	2,000,000,000

Money Trust Account No.	Amount (Korean Won)

257-026858-XX-XXX	3,000,000,000